EXECUTION COPY
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
This Second Amendment to Employment Agreement (“Second Amendment”) is made and entered into effective as of August 15, 2025 (the “Effective Date”), by and between Workhorse Group Inc., a Nevada corporation (the “Company”), and Richard F. Dauch (“Executive”).
WHEREAS, Executive and the Company entered into that certain Employment Agreement, dated as of July 25, 2021 (as amended, the “Employment Agreement”).
WHEREAS, the Company, Omaha Intermediate 2, Inc., a Delaware corporation (“Intermediate Parent”), Omaha Intermediate, Inc., a Delaware corporation (“Intermediate”), Omaha Merger Subsidiary, Inc., a Delaware corporation (“Merger Sub”), and Motiv Power Systems, Inc., a Delaware corporation, have entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated August 15, 2025 (such transaction, the “Merger”).
WHEREAS, in connection with the Merger, the Company and Executive desire to amend the Employment Agreement for their mutual benefit pursuant to the terms of this Second Amendment.
NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties, intending to be legally bound, hereby agree as follows:
1.Executive’s employment with the Company shall terminate effective as of the Effective Time (as defined in the Merger Agreement), or such later date following the Effective Time as reasonably required for Executive to successfully transition his duties (such date, the “Termination Date”). Such termination shall constitute a Termination Upon Change of Control (as defined in the Employment Agreement). Executive shall continue to receive Executive’s regular compensation through the Termination Date.
2.Within ten (10) business days of the Effective Date, the Company shall pay Executive a taxable cash payment of $1,000.00, less applicable withholding taxes, which payment Executive is not otherwise entitled to receive.
3.The Company shall pay Executive his 2024 performance bonus under the Company’s Short-Term Incentive Plan in the amount of $624,000, less applicable withholding taxes, upon the closing of the Equity Financing (as defined in the Merger Agreement).
4.Section 5.1 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:
5.1    Severance Payment. In the event of the Executive’s Termination Upon Change of Control, the Executive shall be entitled to receive an amount equal to $1,000,000.00, which shall be paid in cash, as follows; provided, however, that in no

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event will any such payments be made prior to the effective date of the release of claims required by Section 9.2 (the “Release Effective Date”):
(i) if the Termination Upon Change of Control occurs prior to the earlier of the consummation of the Equity Financing (as defined in the Merger Agreement) and June 30, 2026, the first 33.33% of such payment shall be paid in connection with the occurrence of such Termination Upon Change of Control, and within five (5) business days following the Release Effective Date and the remaining amount shall be paid upon the earlier of the consummation of the Equity Financing (as defined in the Merger Agreement) or June 30, 2026; or
(ii) if the Termination Upon Change of Control occurs after the earlier of the consummation of the Equity Financing (as defined in the Merger Agreement) and June 30, 2026, such payment shall be paid in connection with the occurrence of such Termination Upon Change of Control, and within five (5) business days following the Release Effective Date.
5.Section 5.2 of the Employment Agreement is amended to add the following sentence at the end of that Section:
“Notwithstanding the foregoing, Executive acknowledges and agrees that Executive shall not be eligible to earn any Cash Bonus for the 2025 calendar year.”
6.Section 5.3 of the Employment Agreement is hereby deleted in its entirety.
7.The following language is hereby added as new Section 5.5 to the Employment Agreement:
5.5    COBRA Payments. In the event of Executive’s Termination Upon Change of Control, if Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall timely remit payment for the monthly COBRA premiums on behalf of Executive and Executive’s dependents. The Company’s requirement to remit such payments shall continue until the earliest of: (i) the 12-month anniversary of Executive’s Termination Upon Change in Control; (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Executive enrolls in substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 5.5 would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”) or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform this Section 5.5 in a manner as is necessary to comply with the ACA.
8.Section 9.2 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

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9.2    Release of Claims. The payments and other benefits provided in Sections 5 and 6 of this Agreement upon termination of the Executive’s employment are conditioned upon the delivery by the Executive to the Company of a signed and effective general release of claims in a form provided by the Company (the “Release”) and such Release becoming effective within thirty (30) days following the Termination Date, or within such later period following the Termination Date as is specified in the Release as required to provide for an effective release of claims; provided, however, that the Executive shall not be required to release any rights the Executive may have to be indemnified by the Company or as otherwise provided under this Agreement.
9.Executive and the Company hereby agree that the terms set forth in this Second Amendment do not constitute an occurrence that would permit Executive’s resignation for Good Reason (as defined in the Employment Agreement).
10.In the event that the Merger does not occur or the Merger Agreement is terminated pursuant to its terms prior to the Effective Time (as defined in the Merger Agreement), this Second Amendment shall terminate concurrently therewith and be null and void ab initio with no force or effect.
11.Except as amended by this Second Amendment, all other terms of the Employment Agreement shall remain in full force and effect and are incorporated herein. In the event of a conflict between the terms of this Second Amendment and the Employment Agreement, the terms of this Second Amendment shall control. Any capitalized terms used herein but not expressly defined herein shall have the meaning ascribed thereto in the Employment Agreement.
[Signature page follows]

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IN WITNESS WHEREOF, the Company and Executive have executed this Second Amendment as of the date first written above.
    WORKHORSE GROUP INC.

    By:     /s/ Robert M. Ginnan

    Name: Robert M. Ginnan

    Title: Chief Financial Officer

    EXECUTIVE

    /s/ Richard F. Dauch
    Richard F. Dauch

    Address: 3600 Park 42 Drive
    Sharonville, OH 45241

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